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EXHIBIT (c)(iv)

Queensland State Accounts
for the Quarter ended December 31, 2003

For further information contact

CONTACT	TELEPHONE	E-MAIL	TYPE OF ENQUIRY
Jim Hurley	(07) 3225 1562	jim.hurley@treasury.qld.gov.au	Accuracy and reliability
George Tharenou	(07) 3225 8237	george.tharenou@treasury.qld.gov.au	Concepts and interpretation

Websites

www.oesr.qld.gov.au
or
www.treasury.qld.gov.au

Electronic Subscription information:	Rinie Klein Office of the Government Statistician Level 16 61 Mary Street Brisbane Q 4000

	Telephone:	(07) 3324 5326
	Facsimile:	(07) 3220 0831
	E-mail	qsa@treasury.qld.gov.au

© The State of Queensland (Queensland Treasury)
2003

Copyright protects this publication. Except for purposes permitted under the Copyright Act, reproduction by whatever means is prohibited without the prior written permission of the Under Treasurer

ISSN 1321-2338

December quarter 2003—Main Features

Table I
Perentage Change in Gross State Product Chain volume measures (2001-2002 prices)
	Queensland(a)	Rest of Australia(a)	Australia(b)

TREND
Last quarter	1.8	1.0	1.1
Same quarter last year	3.6	3.5	3.5
ORIGINAL
Year-average(c)	3.1	3.4	3.3

(a)
Source: Office of the Government Statistician, Queensland State Accounts

(b)
Source: Australian Bureau of Statistics, Australian National Accounts

(c)
Reference quarter and the three preceding quarters compared with the same period a year earlier

Chart 1
Gross State Product

(quarterly change, CVM, trend)

Commentary

  •
  Queensland's real trend GSP recorded growth of 1.8 per cent in December quarter 2003, following growth of 1.3 per cent in the September quarter. This compares with growth in the Rest of Australia of 1.0 per cent in December quarter 2003.

  •
  In December quarter 2003, the major component contributing to growth was household final consumption expenditure, contributing 2.1 percentage points (Rest of Australia, 0.7 percentage point). This was offset by a detraction from growth in Queensland by net exports of 1.9 percentage points.

  •
  The Queensland economy grew by 3.6 per cent over the year to the December quarter. The Rest of Australia recorded slightly weaker annual growth of 3.5 per cent.

  •
  Over the year to the December quarter, the major component contributing to economic growth was household final consumption expenditure, contributing 5.7 percentage points in Queensland and 2.7 percentage points in the Rest of Australia. Net exports detracted 6.7 percentage points from growth in Queensland compared with a detraction of 2.7 percentage points in the Rest of Australia.

Notes

  •
  Estimates of compensation of employees in this publication also differ from the estimates for Queensland published by the ABS in Australian National Accounts: National Income, Expenditure and Product. See Methodological Issues in the Explanatory Notes, on page 11.

  •
  The next release of the Australian National Accounts: National Income, Expenditure and Product, March Quarter will occur on 2 June 2004. It is anticipated the release of the Queensland State Accounts, March Quarter 2004 will be released in late June 2004.

Additional Commentary

Household Final Consumption Expenditure

  •
  Queensland's household final consumption expenditure grew strongly by 3.3 per cent in December quarter 2003 and has recorded exceptionally strong growth above 2 per cent for the past three quarters, underpinned by the strength in retail trade. In comparison, the Rest of Australia recorded lower growth than Queensland in December quarter 2003 of 1.2 per cent.

Chart 2 Household Final Consumption Expenditure

(quarterly % change, CVM, trend)

Dwelling Investment

  •
  Dwelling investment growth in Queensland has recovered in recent quarters to record growth of 8.6 per cent in December quarter 2003. This has followed an easing after strong growth throughout 2001 and 2002 due to the enhancement of the Commonwealth Government's First Home Owner Grant Scheme, which significantly boosted demand for new housing. In comparison, the Rest of Australia recorded a modest rise of 0.8 per cent.

Chart 3 Dwelling Investment

(quarterly % change, CVM, trend)

Business Investment

  •
  Queensland's business investment (other buildings and structures and machinery and equipment) rose by 3.9 per cent in the December quarter. Growth in other buildings and structures has rebounded following a slowdown in the first half of 2003. This series of Queensland trend business investment reflects the exclusion from this series of a 50 per cent interest in Tarong North power station by TM Energy Australia for $321.5 million in September quarter 2003. The Rest of Australia recorded slightly weaker growth in December quarter 2003 of 2.4 per cent.

Chart 4 Business Investment
(quarterly % change, CVM, trend)

Public Final Demand

  •
  Queensland's public final demand has increased slightly over the last two quarters, recording a rise of 1.0 per cent in the December quarter. This was due to small increases in all three components of public final demand: general government final consumption expenditure, public enterprises gross fixed capital formation and general government gross fixed capital formation. Note the sale of the 50 per cent share of Tarong North power station has been added back to the trend estimate of public final demand in September quarter 2003.

Chart 5 Public Final Demand
(quarterly % change, CVM, trend)

Gross State/Rest of Australia Expenditure

  •
  Growth in domestic activity in Queensland, as measured by gross state expenditure, continued to record strong growth of 3.4 per cent in the December quarter, reflecting a pick-up in consumption growth. In contrast, growth in the Rest of Australia moderated to 1.3 per cent.

Chart 6 Gross State/Rest of Australia Expenditure
(quarterly % change, CVM, trend)

Net Exports

  •
  Net exports of goods and services have detracted from Queensland's overall economic growth for the past eight quarters. In December quarter 2003, net exports detracted 1.9 percentage points from overall growth. Net exports have also detracted from growth in the Rest of Australia for the last ten quarters, with a detraction of 0.4 percentage point recorded in the December quarter.

Chart 7 Net Exports
(quarterly % point contribution, CVM, trend)

Contribution to Growth

  •
  Chart 8 and Chart 9 below show contributions to growth for gross State/Rest of Australia expenditure and net exports for Queensland and the Rest of Australia respectively. As indicated below, Queensland's gross state expenditure has accelerated over the past three quarters while net exports have detracted from growth in the past eight quarters. However, as a result of strong contributions from Queensland's gross state expenditure for the past several quarters, Queensland has recorded strong overall economic growth. Similarly, the contribution from gross Rest of Australia expenditure has resulted in steady economic growth recently.

Chart 8 Contribution to Growth, Queensland
(quarterly % point contribution, CVM, trend)

Chart 9 Contribution to Growth, Rest of Australia
(quarterly % point contribution, CVM, trend)

Queensland State Accounts, December Quarter 2003

Table II

        Changes and Contribution to Growth, Quarterly, Trend, Chain Volume Measures (a)

	Queensland		Rest of Australia (b)
	Quarterly % change Sep-03 to Dec-03	% point contribution to growth in GSP Sep-03 to Dec-03	Quarterly % change Sep-03 to Dec-03	% point contribution to growth in GSP Sep-03 to Dec-03
Final consumption expenditure
Households	3.3	2.1	1.2	0.7
General government	0.4	0.1	0.8	0.1
Gross fixed capital formation
Private	5.8	1.4	2.2	0.5
Dwellings	8.6	0.7	0.8	0.0
Other buildings and structures	7.8	0.3	1.4	0.1
Machinery and equipment	2.2	0.2	3.0	0.2
Public enterprises	6.3	0.1	3.2	0.0
General government	1.5	0.0	-2.6	-0.1
Changes in inventories	n.a.	-0.2	n.a.	-0.1
Gross state expenditure	3.4	3.7	1.3	1.4
Exports of goods and services overseas	0.5	0.1	0.8	0.2
Exports of goods and services interstate	3.2	0.4	7.1	0.4
less Imports of goods and services overseas	3.7	0.7	2.8	0.7
less Imports of goods and services interstate	7.1	1.8	3.2	0.1
Gross state product	1.8	1.8	1.0	1.0

n.a.
not applicable

(a)
Chain volume measure reference year 2001-02

(b)
Due to the ABS methodology of estimating trend estimates in aggregate, rather than as the sum of the trend estimates of their components, the Rest of Australia contributions to growth are not additive.

•
Real trend household final consumption expenditure in Queensland grew by 3.3 per cent and contributed 2.1 percentage points to overall growth in December quarter 2003. This compares with weaker growth in the Rest of Australia of 1.2 per cent in the quarter.

•
General government final consumption expenditure in Queensland rose slightly by 0.4 per cent in the December quarter.

•
Growth in private gross fixed capital formation has recovered in the last two quarters after easing in the first half of 2003 from the high levels recorded in 2001 and 2002. In December quarter 2003, growth of 5.8 per cent was recorded, contributing 1.4 percentage points to economic growth in Queensland. All three components recorded growth in the quarter. Dwelling investment (up 8.6 per cent) and other buildings and structures (up 7.8 per cent) continued to grow strongly while machinery and equipment recorded more modest growth of 2.2 per cent.

•
Net exports detracted 1.9 percentage points from GSP growth in Queensland and 0.4 percentage point in the Rest of Australia. Queensland's exports of goods and services overseas recorded a modest rise of 0.5 per cent in the December quarter. In contrast, there was stronger growth in imports of goods and services overseas (up 3.7 per cent) and interstate (up 7.1 per cent).

Queensland State Accounts, December Quarter 2003

Table III

        Changes and Contribution to Growth, Annual, Trend, Chain Volume Measures (a)

	Queensland		Rest of Australia (b)
	Annual % change Dec-02 to Dec-03	% point contribution to growth in GSP Dec-02 to Dec-03	Annual % change Dec-02 to Dec-03	% point contribution to growth in GSP Dec-02 to Dec-03
Final consumption expenditure
Households	9.6	5.7	4.5	2.7
General government	4.1	0.7	2.8	0.5
Gross fixed capital formation
Private	12.3	2.9	9.9	2.0
Dwellings	16.0	1.3	2.7	0.2
Other buildings and structures	6.9	0.3	9.8	0.3
Machinery and equipment	7.6	0.6	17.7	1.3
Public enterprises	-1.5	0.0	5.1	0.1
General government	-11.6	-0.4	3.7	0.1
Changes in inventories	n.a.	1.2	n.a.	0.7
Gross state expenditure	9.9	10.3	6.1	6.2
Exports of goods and services overseas	-0.7	-0.2	-2.6	-0.5
Exports of goods and services interstate	8.3	1.0	17.7	0.9
less Imports of goods and services overseas	20.0	3.5	10.8	2.7
less Imports of goods and services interstate	17.7	4.1	8.3	0.2
Gross state product	3.6	3.6	3.5	3.5

n.a.
not applicable

(a)
Chain volume measure reference year 2001-02

(b)
Due to the ABS methodology of estimating trend estimates in aggregate, rather than as the sum of the trend estimates of their components, the Rest of Australia contributions to growth are not additive.

•
Real household final consumption expenditure in Queensland grew strongly by 9.6 per cent over the year to December quarter 2003 and contributed 5.7 percentage points to annual growth in Queensland's GSP, making it the major contributor to annual economic growth.

•
Private gross fixed capital formation grew sharply in trend terms rising 12.3 per cent over the year. This was largely due to a strong increase recorded in dwelling construction (up 16.0 per cent); as well as solid growth in machinery and equipment (up 7.6 per cent) and other buildings and structures (up 6.9 per cent).

•
Public final demand recorded growth of 1.5 per cent, contributing 0.3 percentage point to growth over the year to December quarter 2003. This was largely due to an increase in general government final consumption expenditure (up 4.1 per cent) more than offsetting falls in public enterprise gross fixed capital formation (down 1.5 per cent) and general government gross fixed capital formation (down 11.6 per cent).

•
Net exports detracted 6.7 percentage points from GSP growth over the year, largely reflecting a decline in exports of goods and services overseas and strong growth in imports of goods and services to satisfy the strong growth in domestic demand.

•
For the year to December quarter 2003, Queensland's overall economic growth was 3.6 per cent, marginally higher than 3.5 per cent for the Rest of Australia.

Queensland State Accounts, December Quarter 2003

Table IV

        Changes and Contribution to Growth, Quarterly, Trend, Current Prices

	Queensland		Rest of Australia (b)
	Quarterly % change Sep-03 to Dec-03	% point contribution to growth in GSP Sep-03 to Dec-03	Quarterly % change Sep-03 to Dec-03	% point contribution to growth in GSP Sep-03 to Dec-03
Compensation of employees	1.5	0.7	1.0	0.5
Gross operating surplus and mixed income	3.1	1.3	2.6	1.0
Gross state product at factor cost	2.2	2.0	1.8	1.6
Taxes less subsidies on production and imports	2.1	0.2	3.2	0.4
Gross state product	2.3	2.3	2.1	2.1
Final consumption expenditure
Households	3.2	2.0	1.5	0.9
General government	1.2	0.2	1.8	0.3
Gross fixed capital formation
Private	7.6	1.9	2.6	0.5
Dwellings	12.1	1.1	2.2	0.1
Other buildings and structures	9.3	0.4	2.7	0.1
Machinery and equipment	-0.1	0.0	1.2	0.1
Public enterprise	6.1	0.1	3.5	0.0
General government	1.3	0.0	-3.3	-0.1
Changes in inventories	n.a.	0.0	n.a.	-0.1
Gross state expenditure	3.4	3.7	1.9	1.9
Exports of goods and services overseas	-1.7	-0.3	-1.1	-0.2
Exports of goods and services interstate	2.2	0.3	5.5	0.2
less Imports of goods and services overseas	0.6	0.1	-0.9	-0.2
less Imports of goods and services interstate	5.5	1.2	2.2	0.1
Gross state product	2.3	2.3	2.1	2.1

n.a.
not applicable

(a)
Due to the ABS methodology of estimating trend estimates in aggregate, rather than as the sum of the trend estimates of their components, the Rest of Australia contributions to growth are not additive.

•
In current price terms, Queensland recorded economic growth of 2.3 per cent in December quarter 2003, slighter higher than the Rest of Australia (2.1 per cent).

•
Compensation of employees grew by 1.5 per cent in the December quarter, some 0.5 percentage point higher than the growth recorded in the Rest of Australia (1.0 per cent).

•
Gross operating surplus and mixed income increased by 3.1 per cent in the quarter, higher than Rest of Australia's growth of 2.6 per cent.

Queensland State Accounts, December Quarter 2003

Table V

        Changes and Contribution to Growth, Annual, Trend, Current Prices

	Queensland		Rest of Australia (b)
	Annual % change Dec-03 to Dec-03	% point contribution to growth in GSP Dec-02 to Dec-03	Annual % change Dec-02 to Dec-03	% point contribution to growth in GSP Dec-02 to Dec-03
Compensation of employees	6.9	3.3	5.0	2.4
Gross operating surplus and mixed income	8.6	3.6	8.5	3.4
Gross state product at factor cost	7.7	6.9	6.7	5.8
Taxes less subsidies on production and imports	10.5	1.1	9.8	1.2
Gross state product	8.0	8.0	7.1	7.1
Final consumption expenditure
Households	10.1	6.1	5.8	3.5
General government	8.7	1.5	7.0	1.3
Gross fixed capital formation
Private	19.2	4.6	10.8	2.2
Dwellings	30.0	2.5	8.6	0.5
Other buildings and structures	15.2	0.6	14.6	0.5
Machinery and equipment	-2.1	-0.2	8.3	0.6
Public enterprise	-2.2	0.0	7.0	0.1
General government	-12.1	-0.4	2.1	0.0
Changes in inventories	n.a.	1.0	n.a.	0.7
Gross state expenditure	11.8	12.4	7.8	7.9
Exports of goods and services overseas	-10.5	-2.3	-10.3	-2.0
Exports of goods and services interstate	4.2	0.5	8.2	0.4
less Imports of goods and services overseas	4.5	0.8	-3.9	-0.9
less Imports of goods and services interstate	8.2	1.9	4.2	0.1
Gross state product	8.0	8.0	7.1	7.1

n.a.
not applicable

(a)
Due to the ABS methodology of estimating trend estimates in aggregate, rather than as the sum of the trend estimates of their components, the Rest of Australia contributions to growth are not additive.

•
Over the year to December quarter 2003, Queensland's current price gross state product grew by 8.0 per cent. This compares with similarly strong growth in the Rest of Australia of 7.1 per cent.

•
Trend compensation of employees grew by 6.9 per cent in Queensland over the year to December quarter 2003, slightly stronger than Rest of Australia's growth of 5.0 per cent.

•
Gross operating surplus and mixed income in Queensland grew by 8.6 per cent over the year to December quarter 2003, marginally higher than growth of 8.5 per cent in the Rest of Australia.

Queensland State Accounts, December Quarter 2003

List of Tables

                Qeensland State Accounts

Table		Page
Domestic Production Accounts—Queensland
1	Trend, chain volume measures, $m	1
2	Trend, chain volume measures, quarterly % change	3
3	Trend, chain volume measures, quarterly contribution to growth, % point	5
4	Trend, chain volume measures, annual % change—quarterly	7
5	Trend, chain volume measures, annual contribution to growth—quarterly, % point	9
	Explanatory Notes	11
Additional tables also available on the Internet
URL: http://www.oesr.qld.gov.au/releases/qsatables/
Domestic Production Accounts—Queensland
6	Seasonally adjusted, chain volume measures, $m
7	Seasonally adjusted, chain volume measures, quarterly % change
8	Seasonally adjusted, chain volume measures, annual % change—quarterly
9	Original, chain volume measures, $m
10	Original, chain volume measures, annual % change—quarterly
11	Trend, current prices, $m
12	Trend, current prices, quarterly % change
13	Trend, current prices, quarterly contribution to growth, % point
14	Seasonally adjusted, current prices, $m
15	Seasonally adjusted, current prices, quarterly % change
16	Seasonally adjusted, current prices, quarterly contribution to growth, % point
17	Original, current prices, $m
18	Original, current prices, annual % change—quarterly
19	Trend, implicit price deflators, 2001-02= 100
20	Original, implicit price deflators, 2001-02= 100
Domestic Production Accounts—Rest of Australia
21	Trend, chain volume measures, $m
22	Trend, chain volume measures, quarterly % change
23	Seasonally adjusted, chain volume measures, $m
24	Original, chain volume measures, $m
25	Trend, current prices, $m
26	Original, current prices, $m
27	Trend, implicit price deflators, 2001-02= 100

        As indicated above, the Queensland State Accounts, including additional tables and the complete time series for Queensland and the Rest of Australia, are available through the Office of Economic and Statistical Research website.

DOMESTIC PRODUCTION ACCOUNT—QUEENSLAND (Trend, chain volume measure, $m)	TABLE 1
		2000-01			2001-02				2002-03				2003-04
		Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec
Household final consumption expenditure		66,767	69,690	71,986	75,866	17,812	18,026	18,383	18,679	18,830	18,978	19,379	19,978	20,645
Internal consumption expenditure		63,982	66,775	69,326	73,096	17,156	17,373	17,715	18,004	18,148	18,284	18,660	19,221	19,851
Non-tourism		61,205	63,863	66,175	70,153	16,377	16,585	16,922	17,225	17,388	17,572	17,968	18,518	19,134
Tourism		2,777	2,912	3,151	2,943	779	788	793	779	760	712	692	703	717
External consumption expenditure		2,785	2,915	2,660	2,770	656	653	668	675	682	694	719	757	794
less Imports of tourism services, overseas		988	974	902	918	222	225	230	234	231	225	228	241	261
less Imports of tourism services, interstate		1,797	1,941	1,758	1,852	434	428	438	441	451	469	491	516	533
General government final consumption expenditure		20,705	20,803	21,316	22,256	5,316	5,346	5,380	5,433	5,520	5,621	5,682	5,720	5,745
National		7,146	7,346	7,485	8,061	1,854	1,878	1,917	1,963	2,007	2,041	2,050	2,050	2,047
State and local		13,559	13,457	13,831	14,195	3,462	3,468	3,463	3,470	3,513	3,580	3,632	3,670	3,698
Private gross fixed capital formation		21,902	20,167	24,399	29,479	5,904	6,208	6,647	7,124	7,396	7,436	7,523	7,850	8,303
Dwellings		7,180	6,395	8,339	10,011	2,009	2,134	2,303	2,458	2,522	2,497	2,534	2,693	2,925
Other buildings and structures		4,302	3,625	3,548	4,730	798	891	1,044	1,178	1,224	1,175	1,153	1,214	1,309
Machinery and equipment		7,310	6,721	8,430	10,652	2,074	2,135	2,263	2,473	2,661	2,756	2,762	2,801	2,864
Livestock		630	731	768	406	206	200	167	123	86	84	113	144	172
Intangible fixed assets		918	1,142	1,169	1,268	286	292	303	314	318	318	318	319	324
Ownership transfer costs		1,562	1,553	2,145	2,412	531	556	567	578	585	606	643	679	709
Public enterprises gross fixed capital formation		2,906	2,291	2,450	2,319	594	620	650	652	599	538	530	555	590
Commonwealth		911	505	539	497	141	136	130	123	123	125	126	126	129
State and local		1,995	1,786	1,911	1,822	453	484	520	529	476	413	404	429	461
General government gross fixed capital formation		4,411	4,192	3,558	3,731	880	870	896	939	973	943	876	847	860
National		413	476	461	543	114	112	116	119	131	145	148	139	126
State and local		3,998	3,716	3,097	3,188	766	758	780	820	842	798	728	708	734
Change in inventories		738	163	195	131	71	98	2	(119)	(100)	84	266	328	275
Statistical discrepancy (E)		(16)	64	59	(309)	34	4	(10)	(18)	(50)	(124)	(117)	(49)	18
Gross state expenditure		117,413	117,370	123,963	133,473	30,611	31,172	31,948	32,690	33,168	33,476	34,139	35,229	36,436
Exports of goods and services		39,978	42,354	44,064	45,637	10,981	11,084	11,168	11,305	11,420	11,459	11,453	11,522	11,689
Exports of goods and services, overseas		26,825	29,093	29,047	29,929	7,273	7,209	7,229	7,357	7,523	7,567	7,482	7,431	7,469
Exports of goods, overseas		21,265	23,230	23,673	24,443	5,922	5,884	5,906	5,999	6,138	6,186	6,120	6,066	6,074
Exports of services, less tourism services, overseas		3,487	3,730	3,450	3,610	863	852	861	896	917	909	888	888	910
Exports of tourism services, overseas		2,073	2,133	1,924	1,876	488	473	462	462	468	472	474	477	485
Exports of goods and services, interstate		13,153	13,261	15,017	15,708	3,708	3,875	3,939	3,948	3,897	3,892	3,971	4,091	4,220
Exports of goods, interstate	}	8,561	8,859	10,370	10,751	2,546	2,678	2,743	2,749	2,671	2,629	2,702	2,839	2,999
Exports of services, less tourism services, interstate	}	—	—	—	—	—	—	—	—	—	—	—	—	—
Exports of tourism services, interstate		4,592	4,402	4,647	4,957	1,162	1,197	1,196	1,199	1,226	1,263	1,269	1,252	1,221

less Imports of goods and services		46,092	44,604	46,911	52,489	11,507	11,767	12,181	12,581	12,909	13,246	13,753	14,511	15,318
less Imports of goods and services, overseas		19,974	19,293	19,781	22,921	4,796	5,026	5,279	5,448	5,573	5,787	6,113	6,449	6,686
less Imports of goods, overseas		14,214	13,679	14,343	17,195	3,456	3,663	3,886	4,031	4,154	4,367	4,643	4,888	5,013
less Imports of services, less tourism services, overseas		4,772	4,640	4,536	4,808	1,118	1,138	1,163	1,183	1,188	1,195	1,242	1,320	1,412
less Imports of tourism services, overseas		988	974	902	918	222	225	230	234	231	225	228	241	261
less Imports of goods and services, interstate		26,118	25,311	27,130	29,568	6,711	6,741	6,902	7,133	7,336	7,459	7,640	8,062	8,632
less Imports of goods, interstate	}	24,321	23,370	25,372	27,716	6,277	6,313	6,464	6,692	6,885	6,990	7,149	7,546	8,099
less Imports of services, less tourism services, interstate	}	—	—	—	—	—	—	—	—	—	—	—	—	—
less Imports of tourism services, interstate		1,797	1,941	1,758	1,852	434	428	438	441	451	469	491	516	533
Expenditure on gross state product		111,299	115,120	121,116	126,621	30,085	30,489	30,935	31,414	31,679	31,689	31,839	32,240	32,807

Chain volume measure base year 2001-02

DOMESTIC PRODUCTION ACCOUNT—QUEENSLAND (Trend, chain volume measure, quarterly percentage change, %)	TABLE 2
		2000-01			2001-02				2002-03				2003-04
		Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec
Household final consumption expenditure		1.4	1.4	0.9	0.3	0.3	1.2	2.0	1.6	0.8	0.8	2.1	3.1	3.3
Internal consumption expenditure		1.4	1.5	1.0	0.5	0.4	1.3	2.0	1.6	0.8	0.7	2.1	3.0	3.3
Non-tourism		1.0	1.2	0.9	0.5	0.5	1.3	2.0	1.8	0.9	1.1	2.3	3.1	3.3
Tourism		9.2	6.9	3.4	0.5	(1.5)	1.2	0.6	(1.8)	(2.4)	(6.3)	(2.8)	1.6	2.0
External consumption expenditure		1.7	0.8	(2.8)	(5.0)	(4.0)	(0.5)	2.3	1.0	1.0	1.8	3.6	5.3	4.9
less Imports of tourism services, overseas		0.0	(1.6)	(4.1)	(3.8)	(1.3)	1.4	2.2	1.7	(1.3)	(2.6)	1.3	5.7	8.3
less Imports of tourism services, interstate		2.5	2.1	(2.2)	(5.6)	(5.2)	(1.4)	2.3	0.7	2.3	4.0	4.7	5.1	3.3
General government final consumption expenditure		(0.4)	0.4	0.5	0.9	0.8	0.6	0.6	1.0	1.6	1.8	1.1	0.7	0.4
National		(1.5)	(0.4)	(0.2)	0.7	1.0	1.3	2.1	2.4	2.2	1.7	0.4	0.0	(0.1)
State and local		0.2	0.9	0.9	1.0	0.7	0.2	(0.1)	0.2	1.2	1.9	1.5	1.0	0.8
Private gross fixed capital formation		(5.1)	2.7	7.1	6.3	4.7	5.1	7.1	7.2	3.8	0.5	1.2	4.3	5.8
Dwellings		(12.9)	2.4	14.1	9.9	6.1	6.2	7.9	6.7	2.6	(1.0)	1.5	6.3	8.6
Other buildings and structures		(0.6)	(1.0)	(5.2)	(5.8)	(2.1)	11.7	17.2	12.8	3.9	(4.0)	(1.9)	5.3	7.8
Machinery and equipment		(3.0)	4.1	7.7	9.0	5.9	2.9	6.0	9.3	7.6	3.6	0.2	1.4	2.2
Livestock		4.6	1.1	1.6	3.7	5.6	(2.9)	(16.5)	(26.3)	(30.1)	(2.3)	34.5	27.4	19.4
Intangible fixed assets		7.1	3.1	(0.3)	(2.0)	(0.7)	2.1	3.8	3.6	1.3	0.0	0.0	0.3	1.6
Ownership transfer costs		(3.0)	6.7	14.1	12.1	8.1	4.7	2.0	1.9	1.2	3.6	6.1	5.6	4.4
Public enterprises gross fixed capital formation		(0.3)	(0.9)	0.5	2.4	1.4	4.4	4.8	0.3	(8.1)	(10.2)	(1.5)	4.7	6.3
Commonwealth		(28.9)	(17.9)	6.9	22.2	6.8	(3.5)	(4.4)	(5.4)	0.0	1.6	0.8	0.0	2.4
State and local		11.9	3.8	(0.9)	(2.2)	(0.2)	6.8	7.4	1.7	(10.0)	(13.2)	(2.2)	6.2	7.5
General government gross fixed capital formation		(3.7)	(5.0)	(6.3)	(5.2)	(3.5)	(1.1)	3.0	4.8	3.6	(3.1)	(7.1)	(3.3)	1.5
National		16.8	10.2	(2.3)	(6.3)	(4.2)	(1.8)	3.6	2.6	10.1	10.7	2.1	(6.1)	(9.4)
State and local		(5.7)	(6.9)	(6.9)	(5.0)	(3.4)	(1.0)	2.9	5.1	2.7	(5.2)	(8.8)	(2.7)	3.7
Gross state expenditure		(0.5)	0.8	1.6	1.6	1.3	1.8	2.5	2.3	1.5	0.9	2.0	3.2	3.4
Exports of goods and services		0.3	0.5	1.0	1.2	1.4	0.9	0.8	1.2	1.0	0.3	(0.1)	0.6	1.4
Exports of goods and services, overseas		1.6	1.0	0.2	(0.1)	(0.9)	(0.9)	0.3	1.8	2.3	0.6	(1.1)	(0.7)	0.5
Exports of goods, overseas		2.4	2.4	1.0	0.1	(0.7)	(0.6)	0.4	1.6	2.3	0.8	(1.1)	(0.9)	0.1
Exports of services, less tourism services, overseas		(1.8)	(4.9)	(3.7)	(0.6)	(1.3)	(1.3)	1.1	4.1	2.3	(0.9)	(2.3)	0.0	2.5
Exports of tourism services, overseas		(1.1)	(3.1)	(2.8)	(2.1)	(2.6)	(3.1)	(2.3)	0.0	1.3	0.9	0.4	0.6	1.7
Exports of goods and services, interstate		(2.4)	(0.7)	2.8	4.3	6.1	4.5	1.7	0.2	(1.3)	(0.1)	2.0	3.0	3.2
Exports of goods, interstate	}	(2.2)	1.3	4.7	4.8	6.0	5.2	2.4	0.2	(2.8)	(1.6)	2.8	5.1	5.6
Exports of services, less tourism services, interstate	}	—	—	—	—	—	—	—	—	—	—	—	—	—
Exports of tourism services, interstate		(2.8)	(4.5)	(1.1)	3.2	6.4	3.0	(0.1)	0.3	2.3	3.0	0.5	(1.3)	(2.5)

less Imports of goods and services		(0.6)	2.1	1.6	0.7	0.4	2.3	3.5	3.3	2.6	2.6	3.8	5.5	5.6
less Imports of goods and services, overseas		(2.7)	(2.3)	(1.6)	0.1	2.5	4.8	5.0	3.2	2.3	3.8	5.6	5.5	3.7
less Imports of goods, overseas		(3.2)	(2.8)	(1.6)	1.1	3.5	6.0	6.1	3.7	3.1	5.1	6.3	5.3	2.6
less Imports of services, less tourism services, overseas		(1.8)	(0.9)	(1.3)	(1.8)	0.1	1.8	2.2	1.7	0.4	0.6	3.9	6.3	7.0
less Imports of tourism services, overseas		0.0	(1.6)	(4.1)	(3.8)	(1.3)	1.4	2.2	1.7	(1.3)	(2.6)	1.3	5.7	8.3
less Imports of goods and services, interstate		1.2	5.5	4.0	1.0	(1.0)	0.4	2.4	3.3	2.8	1.7	2.4	5.5	7.1
less Imports of goods, interstate	}	1.1	5.8	4.5	1.6	(0.6)	0.6	2.4	3.5	2.9	1.5	2.3	5.6	7.3
less Imports of services, less tourism services, interstate	}	—	—	—	—	—	—	—	—	—	—	—	—	—
less Imports of tourism services, interstate		2.5	2.1	(2.2)	(5.6)	(5.2)	(1.4)	2.3	0.7	2.3	4.0	4.7	5.1	3.3
Expenditure on gross state product		(0.2)	0.2	1.3	1.8	1.6	1.3	1.5	1.5	0.8	0.0	0.5	1.3	1.8

Chain volume measure base year 2001-02

DOMESTIC PRODUCTION ACCOUNT—QUEENSLAND (Trend, chain volume measure, quarterly contribution to growth, %)	TABLE 3
	2000-01			2001-02				2002-03				2003-04
	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec
Household final consumption expenditure	0.8	0.9	0.5	0.2	0.2	0.7	1.2	1.0	0.5	0.5	1.3	1.9	2.1
Internal consumption expenditure	0.8	0.8	0.6	0.3	0.2	0.7	1.1	0.9	0.5	0.4	1.2	1.8	2.0
Non-tourism	0.6	0.7	0.5	0.3	0.3	0.7	1.1	1.0	0.5	0.6	1.2	1.7	1.9
Tourism	0.2	0.2	0.1	0.0	0.0	0.0	0.0	0.0	(0.1)	(0.2)	(0.1)	0.0	0.0
External consumption expenditure	0.0	0.0	(0.1)	(0.1)	(0.1)	0.0	0.0	0.0	0.0	0.0	0.1	0.1	0.1
less Imports of tourism services, overseas	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.1
less Imports of tourism services, interstate	0.0	0.0	0.0	(0.1)	(0.1)	0.0	0.0	0.0	0.0	0.1	0.1	0.1	0.1
General government final consumption expenditure	(0.1)	0.1	0.1	0.2	0.1	0.1	0.1	0.2	0.3	0.3	0.2	0.1	0.1
National	(0.1)	0.0	0.0	0.0	0.1	0.1	0.1	0.1	0.1	0.1	0.0	0.0	0.0
State and local	0.0	0.1	0.1	0.1	0.1	0.0	0.0	0.0	0.1	0.2	0.2	0.1	0.1
Private gross fixed capital formation	(0.9)	0.4	1.2	1.2	0.9	1.0	1.4	1.5	0.9	0.1	0.3	1.0	1.4
Dwellings	(0.8)	0.1	0.7	0.6	0.4	0.4	0.6	0.5	0.2	(0.1)	0.1	0.5	0.7
Other buildings and structures	0.0	0.0	(0.2	(0.2)	(0.1)	0.3	0.5	0.4	0.1	(0.2)	(0.1)	0.2	0.3
Machinery and equipment	(0.2)	0.2	0.4	0.6	0.4	0.2	0.4	0.7	0.6	0.3	0.0	0.1	0.2
Livestock	0.0	0.0	0.0	0.0	0.0	0.0	(0.1)	(0.1)	(0.1)	0.0	0.1	0.1	0.1
Intangible fixed assets	0.1	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Ownership transfer costs	0.0	0.1	0.2	0.2	0.1	0.1	0.0	0.0	0.0	0.1	0.1	0.1	0.1
Public enterprises gross fixed capital formation	0.0	0.0	0.0	0.0	0.0	0.1	0.1	0.0	(0.2)	(0.2)	0.0	0.1	0.1
Commonwealth	(0.2)	(0.1)	0.0	0.1	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
State and local	0.2	0.1	0.0	0.0	0.0	0.1	0.1	0.0	(0.2)	(0.2)	0.0	0.1	0.1
General government gross fixed capital formation	(0.1)	(0.2)	(0.2)	(0.2)	(0.1)	0.0	0.1	0.1	0.1	(0.1)	(0.2)	(0.1)	0.0
National	0.1	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
State and local	(0.2)	(0.2)	(0.2)	(0.1)	(0.1)	0.0	0.1	0.1	0.1	(0.1)	(0.2)	(0.1)	0.1
Change in inventories	0.0	(0.1)	(0.1)	0.1	0.2	0.1	(0.3)	(0.4)	0.1	0.6	0.6	0.2	(0.2)
Statistical discrepancy (E)	(0.2)	(0.2)	0.1	0.2	0.0	(0.1)	0.0	0.0	(0.1)	(0.2)	0.0	0.2	0.2
Gross state expenditure	(0.5)	0.8	1.6	1.6	1.3	1.9	2.5	2.4	1.5	1.0	2.1	3.4	3.7

Exports of goods and services		0.1	0.2	0.4	0.5	0.5	0.3	0.3	0.4	0.4	0.1	0.0	0.2	0.5
Exports of goods and services, overseas		0.4	0.3	0.0	0.0	(0.2)	(0.2)	0.1	0.4	0.5	0.1	(0.3)	(0.2)	0.1
Exports of goods, overseas		0.5	0.5	0.2	0.0	(0.1)	(0.1)	0.1	0.3	0.4	0.2	(0.2)	(0.2)	0.0
Exports of services, less tourism services, overseas		(0.1)	(0.2)	(0.1)	0.0	0.0	0.0	0.0	0.1	0.1	0.0	(0.1)	0.0	0.1
Exports of tourism services, overseas		0.0	(0.1)	(0.1)	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Exports of goods and services, interstate		(0.3)	(0.1)	0.3	0.5	0.7	0.6	0.2	0.0	(0.2)	0.0	0.2	0.4	0.4
Exports of goods, interstate	}	(0.2)	0.1	0.4	0.4	0.5	0.4	0.2	0.0	(0.2)	(0.1)	0.2	0.4	0.5
Exports of services, less tourism services, interstate	}	—	—	—	—	—	—	—	—	—	—	—	—	—
Exports of tourism services, interstate		(0.1)	(0.2)	0.0	0.1	0.2	0.1	0.0	0.0	0.1	0.1	0.0	(0.1)	(0.1)
less Imports of goods and services		(0.2)	0.8	0.6	0.3	0.2	0.9	1.4	1.3	1.0	1.1	1.6	2.4	2.5
less Imports of goods and services, overseas		(0.5)	(0.4)	(0.3)	0.0	0.4	0.8	0.8	0.5	0.4	0.7	1.0	1.1	0.7
less Imports of goods, overseas		(0.4)	(0.3)	(0.2)	0.1	0.4	0.7	0.7	0.5	0.4	0.7	0.9	0.8	0.4
less Imports of services, less tourism services, overseas		(0.1)	0.0	(0.1)	(0.1)	0.0	0.1	0.1	0.1	0.0	0.0	0.1	0.2	0.3
less Imports of tourism services, overseas		0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.1
less Imports of goods and services, interstate		0.3	1.2	0.9	0.2	(0.2)	0.1	0.5	0.7	0.6	0.4	0.6	1.3	1.8
less Imports of goods, interstate	}	0.2	1.1	0.9	0.3	(0.1)	0.1	0.5	0.7	0.6	0.3	0.5	1.2	1.7
less Imports of services, less tourism services, interstate	}	—	—	—	—	—	—	—	—	—	—	—	—	—
less Imports of tourism services, interstate		0.0	0.0	0.0	(0.1)	(0.1)	0.0	0.0	0.0	0.0	0.1	0.1	0.1	0.1
Expenditure on gross state product		(0.2)	0.2	1.3	1.8	1.6	1.3	1.5	1.5	0.8	0.0	0.5	1.3	1.8

Chain volume measure base year 2001-02

DOMESTIC PRODUCTION ACCOUNT—QUEENSLAND (Trend, chain volume measure, annual percentage change—quarterly, %)	TABLE 4
	2000-01			2001-02				2002-03				2003-04
	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec
Household final consumption expenditure	4.1	4.7	4.8	4.0	2.8	2.6	3.8	5.1	5.7	5.3	5.4	7.0	9.6
Internal consumption expenditure	4.1	4.6	4.9	4.4	3.4	3.2	4.2	5.4	5.8	5.2	5.3	6.8	9.4
Non-tourism	4.3	4.3	4.2	3.7	3.2	3.2	4.4	5.7	6.2	6.0	6.2	7.5	10.0
Tourism	(0.4)	12.7	21.8	21.3	9.4	3.5	0.8	(1.5)	(2.4)	(9.6)	(12.7)	(9.8)	(5.7)
External consumption expenditure	5.3	6.8	2.6	(5.4)	(10.6)	(11.8)	(7.1)	(1.2)	4.0	6.3	7.6	12.1	16.4
less Imports of tourism services, overseas	(0.4)	(2.0)	(5.3)	(9.3)	(10.5)	(7.8)	(1.7)	4.0	4.1	0.0	(0.9)	3.0	13.0
less Imports of tourism services, interstate	8.5	11.7	6.8	(3.4)	(10.7)	(13.7)	(9.7)	(3.7)	3.9	9.6	12.1	17.0	18.2
General government final consumption expenditure	0.1	(0.6)	(0.2)	1.5	2.7	2.8	2.9	3.0	3.8	5.1	5.6	5.3	4.1
National	4.3	0.3	(2.0)	(1.3)	1.1	2.8	5.1	6.9	8.3	8.7	6.9	4.4	2.0
State and local	(2.0)	(1.1)	0.9	3.0	3.6	2.8	1.7	0.9	1.5	3.2	4.9	5.8	5.3
Private gross fixed capital formation	(12.2)	(12.1)	(2.8)	11.0	22.3	25.3	25.3	26.3	25.3	19.8	13.2	10.2	12.3
Dwellings	(15.5)	(23.8)	(12.0)	11.9	36.4	41.4	33.7	29.8	25.5	17.0	10.0	9.6	16.0
Other buildings and structures	(18.0)	(11.4)	(10.4)	(12.1)	(13.4)	(2.3)	20.7	44.5	53.4	31.9	10.4	3.1	6.9
Machinery and equipment	(13.8)	(9.0)	3.5	18.5	29.4	27.9	25.9	26.3	28.3	29.1	22.1	13.3	7.6
Livestock	18.8	18.6	14.6	11.4	12.6	8.1	(11.2)	(36.9)	(58.3)	(58.0)	(32.3)	17.1	100.0
Intangible fixed assets	28.3	26.6	19.0	7.9	0.0	(1.0)	3.1	9.0	11.2	8.9	5.0	1.6	1.9
Ownership transfer costs	(8.4)	(4.0)	12.6	32.3	47.5	44.8	29.5	17.7	10.2	9.0	13.4	17.5	21.2
Public enterprises gross fixed capital formation	(24.5)	(23.8)	(13.6)	1.7	3.5	9.0	13.6	11.3	0.8	(13.2)	(18.5)	(14.9)	(1.5)
Commonwealth	(47.7)	(57.4)	(51.6)	(23.7)	14.6	34.7	20.4	(6.8)	(12.8)	(8.1)	(3.1)	2.4	4.9
State and local	(14.1)	(8.2)	5.7	12.7	0.4	3.4	12.1	16.5	5.1	(14.7)	(22.3)	(18.9)	(3.2)
General government gross fixed capital formation	(2.3)	(8.4)	(14.9)	(18.7)	(18.6)	(15.3)	(6.9)	3.0	10.6	8.4	(2.2)	(9.8)	(11.6)
National	2.6	21.5	35.1	17.8	(3.4)	(13.8)	(8.7)	0.0	14.9	29.5	27.6	16.8	(3.8)
State and local	(2.9)	(11.5)	(19.4)	(22.3)	(20.5)	(15.5)	(6.6)	3.4	9.9	5.3	(6.7)	(13.7)	(12.8)
Gross state expenditure	(0.9)	(1.1)	0.8	3.5	5.3	6.4	7.3	8.1	8.4	7.4	6.9	7.8	9.9

Exports of goods and services		7.1	5.1	3.4	3.0	4.1	4.6	4.4	4.4	4.0	3.4	2.6	1.9	2.4
Exports of goods and services, overseas		9.8	8.9	5.7	2.6	0.2	(1.7)	(1.6)	0.3	3.4	5.0	3.5	1.0	(0.7)
Exports of goods, overseas		9.3	10.1	8.7	6.0	2.8	(0.2)	(0.8)	0.6	3.6	5.1	3.6	1.1	(1.0)
Exports of services, less tourism services, overseas		15.2	5.5	(6.5)	(10.6)	(10.1)	(6.7)	(2.0)	2.5	6.3	6.7	3.1	(0.9)	(0.8)
Exports of tourism services, overseas		6.9	2.3	(4.3)	(8.9)	(10.3)	(10.2)	(9.8)	(7.8)	(4.1)	(0.2)	2.6	3.2	3.6
Exports of goods and services, interstate		1.6	(2.5)	(1.2)	3.9	12.9	18.8	17.5	13.0	5.1	0.4	0.8	3.6	8.3
Exports of goods, interstate	}	3.4	(0.6)	2.7	8.7	17.7	22.2	19.6	14.4	4.9	(1.8)	(1.5)	3.3	12.3
Exports of services, less tourism services, interstate	}	—	—	—	—	—	—	—	—	—	—	—	—	—
Exports of tourism services, interstate		(1.8)	(6.2)	(8.6)	(5.3)	3.7	11.9	13.0	9.8	5.5	5.5	6.1	4.4	(0.4)
less Imports of goods and services		(5.6)	(3.0)	0.8	3.8	4.8	5.0	7.0	9.8	12.2	12.6	12.9	15.3	18.7
less Imports of goods and services, overseas		(2.1)	(6.7)	(8.4)	(6.4)	(1.4)	5.7	12.9	16.4	16.2	15.1	15.8	18.4	20.0
less Imports of goods, overseas		(2.2)	(7.7)	(9.4)	(6.4)	0.1	9.1	17.7	20.8	20.2	19.2	19.5	21.3	20.7
less Imports of services, less tourism services, overseas		(2.3)	(4.9)	(5.7)	(5.7)	(4.0)	(1.3)	2.2	5.9	6.3	5.0	6.8	11.6	18.9
less Imports of tourism services, overseas		(0.4)	(2.0)	(5.3)	(9.3)	(10.5)	(7.8)	(1.7)	4.0	4.1	0.0	(0.9)	3.0	13.0
less Imports of goods and services, interstate		(8.3)	0.0	8.2	12.2	9.8	4.5	2.9	5.3	9.3	10.7	10.7	13.0	17.7
less Imports of goods, interstate	}	(9.5)	(0.9)	8.4	13.5	11.6	6.0	3.9	5.9	9.7	10.7	10.6	12.8	17.6
less Imports of services, less tourism services, interstate	}	—	—	—	—	—	—	—	—	—	—	—	—	—
less Imports of tourism services, interstate		8.5	11.7	6.8	(3.4)	(10.7)	(13.7)	(9.7)	(3.7)	3.9	9.6	12.1	17.0	18.2
Expenditure on gross state product		4.0	1.9	1.8	3.2	5.0	6.2	6.4	6.1	5.3	3.9	2.9	2.6	3.6

Chain volume measure base year 2001-02

DOMESTIC PRODUCTION ACCOUNT—QUEENSLAND (Trend, chain volume measure, annual contribution to growth—quarterly, %)	TABLE 5
		2000-01			2001-02				2002-03				2003-04
		Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec
Household final consumption expenditure		2.5	2.8	2.8	2.4	1.7	1.6	2.3	3.1	3.4	3.1	3.2	4.1	5.7
Internal consumption expenditure		2.4	2.6	2.8	2.5	2.0	1.9	2.5	3.1	3.3	3.0	3.1	3.9	5.4
Non-tourism		2.4	2.3	2.3	2.0	1.8	1.8	2.4	3.2	3.4	3.2	3.4	4.1	5.5
Tourism		0.0	0.3	0.5	0.5	0.2	0.1	0.0	0.0	(0.1)	(0.2)	(0.3)	(0.2)	(0.1)
External consumption expenditure		0.1	0.2	0.1	(0.1)	(0.3)	(0.3)	(0.2)	0.0	0.1	0.1	0.2	0.3	0.4
less Imports of tourism services, overseas		0.0	0.0	0.0	(0.1)	(0.1)	(0.1)	0.0	0.0	0.0	0.0	0.0	0.0	0.1
less Imports of tourism services, interstate		0.1	0.2	0.1	(0.1)	(0.2)	(0.2)	(0.2)	(0.1)	0.1	0.1	0.2	0.2	0.3
General government final consumption expenditure		0.0	(0.1)	0.0	0.3	0.5	0.5	0.5	0.5	0.7	0.9	1.0	0.9	0.7
National		0.3	0.0	(0.1)	(0.1)	0.1	0.2	0.3	0.4	0.5	0.5	0.4	0.3	0.1
State and local		(0.2)	(0.1)	0.1	0.4	0.4	0.3	0.2	0.1	0.2	0.4	0.5	0.6	0.6
Private gross fixed capital formation		(2.4)	(2.4)	(0.5)	1.9	3.8	4.4	4.6	5.0	5.0	4.0	2.8	2.3	2.9
Dwellings		(1.0)	(1.7)	(0.8)	0.7	1.9	2.2	2.0	1.9	1.7	1.2	0.7	0.7	1.3
Other buildings and structures		(0.7)	(0.4)	(0.3)	(0.4)	(0.4)	(0.1)	0.6	1.2	1.4	0.9	0.4	0.1	0.3
Machinery and equipment		(0.9)	(0.6)	0.2	1.1	1.6	1.6	1.6	1.7	2.0	2.0	1.6	1.0	0.6
Livestock		0.1	0.1	0.1	0.1	0.1	0.1	(0.1)	(0.2)	(0.4)	(0.4)	(0.2)	0.1	0.3
Intangible fixed assets		0.2	0.2	0.2	0.1	0.0	0.0	0.0	0.1	0.1	0.1	0.0	0.0	0.0
Ownership transfer costs		(0.1)	(0.1)	0.2	0.4	0.6	0.6	0.4	0.3	0.2	0.2	0.2	0.3	0.4
Public enterprises gross fixed capital formation		(0.7)	(0.6)	(0.3)	0.0	0.1	0.2	0.3	0.2	0.0	(0.3)	(0.4)	(0.3)	0.0
Commonwealth		(0.4)	(0.5)	(0.4)	(0.1)	0.1	0.1	0.1	0.0	(0.1)	0.0	0.0	0.0	0.0
State and local		(0.3)	(0.1)	0.1	0.2	0.0	0.1	0.2	0.3	0.1	(0.2)	(0.4)	(0.3)	0.0
General government gross fixed capital formation		(0.1)	(0.3)	(0.6)	(0.7)	(0.7)	(0.5)	(0.2)	0.1	0.3	0.2	(0.1)	(0.3)	(0.4)
National		0.0	0.1	0.1	0.1	0.0	(0.1)	0.0	0.0	0.1	0.1	0.1	0.1	0.0
State and local		(0.1)	(0.4)	(0.7)	(0.8)	(0.7)	(0.5)	(0.2)	0.1	0.3	0.1	(0.2)	(0.4)	(0.3)
Change in inventories		(0.6)	(0.3)	(0.2)	(0.2)	0.0	0.3	0.0	(0.5)	(0.6)	0.0	0.9	1.4	1.2
Statistical discrepancy (E)		0.3	(0.2)	(0.3)	(0.2)	0.0	0.1	0.0	(0.2)	(0.3)	(0.4)	(0.3)	(0.1)	0.2
Gross state expenditure		(1.0)	(1.2)	0.8	3.5	5.4	6.5	7.5	8.3	8.5	7.6	7.1	8.1	10.3
Exports of goods and services		2.5	1.8	1.2	1.1	1.5	1.7	1.6	1.6	1.5	1.2	0.9	0.7	0.8
Exports of goods and services, overseas		2.4	2.1	1.4	0.7	0.0	(0.4)	(0.4)	0.1	0.8	1.2	0.8	0.2	(0.2)
Exports of goods, overseas		1.8	1.9	1.7	1.2	0.6	0.0	(0.2)	0.1	0.7	1.0	0.7	0.2	(0.2)
Exports of services, less tourism services, overseas		0.5	0.2	(0.2)	(0.4)	(0.3)	(0.2)	(0.1)	0.1	0.2	0.2	0.1	0.0	0.0
Exports of tourism services, overseas		0.1	0.0	(0.1)	(0.2)	(0.2)	(0.2)	(0.2)	(0.1)	(0.1)	0.0	0.0	0.0	0.1
Exports of goods and services, interstate		0.2	(0.3)	(0.1)	0.5	1.5	2.1	2.0	1.5	0.6	0.1	0.1	0.5	1.0
Exports of goods, interstate	}	0.3	0.0	0.2	0.7	1.3	1.7	1.5	1.2	0.4	(0.2)	(0.1)	0.3	1.0

Exports of services, less tourism services, interstate	}	—	—	—	—	—	—	—	—	—	—	—	—	—
Exports of tourism services, interstate		(0.1)	(0.3)	(0.3)	(0.2)	0.1	0.4	0.5	0.4	0.2	0.2	0.2	0.2	0.0
less Imports of goods and services		(2.4)	(1.2)	0.3	1.4	1.8	2.0	2.8	3.8	4.7	4.9	5.1	6.1	7.6
less Imports of goods and services, overseas		(0.4)	(1.2)	(1.5)	(1.1)	(0.2)	1.0	2.1	2.6	2.6	2.5	2.7	3.2	3.5
less Imports of goods, overseas		(0.3)	(1.0)	(1.2)	(0.8)	0.0	1.1	2.0	2.3	2.3	2.3	2.4	2.7	2.7
less Imports of services, less tourism services, overseas		(0.1)	(0.2)	(0.2)	(0.2)	(0.2)	(0.1)	0.1	0.2	0.2	0.2	0.3	0.4	0.7
less Imports of tourism services, overseas		0.0	0.0	0.0	(0.1)	(0.1)	(0.1)	0.0	0.0	0.0	0.0	0.0	0.0	0.1
less Imports of goods and services, interstate		(2.0)	0.0	1.8	2.6	2.1	1.0	0.7	1.2	2.1	2.4	2.4	3.0	4.1
less Imports of goods, interstate	}	(2.1)	(0.2)	1.7	2.6	2.3	1.2	0.8	1.3	2.0	2.2	2.2	2.7	3.8
less Imports of services, less tourism services, interstate	}	—	—	—	—	—	—	—	—	—	—	—	—	—
less Imports of tourism services, interstate		0.1	0.2	0.1	(0.1)	(0.2)	(0.2)	(0.2)	(0.1)	0.1	0.1	0.2	0.2	0.3
Expenditure on gross state product		4.0	1.9	1.8	3.2	5.0	6.2	6.4	6.1	5.3	3.9	2.9	2.6	3.6

Chain volume measure base year 2001-02

EXPLANATORY NOTES

Overview

        The Queensland State Accounts are compiled in accordance with the international standards contained in the System of National Accounts 1993(SNA93).

        Readers interested in more detailed information on the changes to national and state accounts are referred to the following Australian Bureau of Statistics (ABS) information papers:

•	Australian System of National Accounts: Concepts, Sources and Methods (ABS 5216.0);
•	Upgraded Australian National Accounts (ABS 5253.0);
•	Implementation of Revised International Standards in the Australian National Accounts (ABS 5251.0); and
•	Introduction of Chain Volume Measure in the Australian National Accounts (ABS 5248.0).

        The broad structure of the Queensland State Accounts is that of a social accounting matrix comprising two regions: Queensland and the Rest of Australia. This enables the appropriate comparison to be made of the performance of Queensland with respect to the performance of the Rest of the nation, rather than with Australia as a whole.

        For both regions, four fundamental accounts have been specified: domestic (or State) production account, state consumption account, state accumulation account and the external account. The state consumption and accumulation accounts have been further disaggregated into sectoral accounts. These sectoral accounts include household, State and local general government, Commonwealth general government and private and public trading and financial enterprises. This publication reports only on the domestic production accounts of these two regions.

        The Queensland State Accounts are designed to allow consolidation of the two regions into the single region of Australia. The Australian National Accounts, produced by the ABS, form a clear national framework and set of estimates, with which the Queensland State Accounts is congruent.

        The ABS also produces the Australian National Accounts, National Income, Expenditure and Product. The Queensland State Accounts uses as much Queensland information contained in this ABS publication that is appropriate and relevant. However, since the purpose of the Queensland State Accounts is to measure the structure and performance of the Queensland economy as accurately and comprehensively as possible, it significantly extends the information contained in the Australian National Accounts, National Income, Expenditure and Product series. Since this extension is feasible in the case of a single State, especially one with the statistical resources of Queensland, the Queensland State Accounts is not necessarily bound to agree exactly with any ABS estimates. Nevertheless, the quality of the Australian National Accounts is such that Queensland State Accounts estimates are generally and routinely benchmarked on them. In all cases, the ABS estimates are taken into strong initial consideration.

        The major extension of the domestic production accounts in the Queensland State Accounts system is the addition of estimates of interstate trade in goods and trade in services, including tourism transactions. This enables the system to derive quarterly estimates of gross State product in volume terms. As well, this provides a more comprehensive understanding of Queensland's overall trade performance, and replaces the more limited understanding provided by the common misperception of overseas State trade as total State trade.

Methodological issues

        As noted below in Definitions and source notes, the estimates in Queensland State Accounts generally agree with those of the ABS Australian National Accounts, National Income, Expenditure and Product when available, except in cases where the Office of the Government Statistician has improved on, or corrected, ABS estimates.

        Differences between the Queensland estimates in the Australian National Accounts, National Income, Expenditure and Product and those in the Queensland State Accounts reflect corrections and improvements in data construction made by the Office of the Government Statistician. These corrections generally arise from data confrontation exercises which involve alternative sources of evidence or information, and which often involve the input of further primary information.

Compensation of employees

        The term "Compensation of employees" replaces the existing "wages, salaries and supplements". It is classified into two components: wages and salaries; and employers' social contribution. The estimation of non-farm civilian wages and salaries is the largest component to be estimated in the construction of wages and salaries component. This is determined by applying average earnings from the ABS Survey of Employment and Earnings (SEE) to Labour Force Survey (LFS) wage and salary employees.

        As reported in the September quarter 1994 issue of Queensland State Accounts, detailed analysis by Queensland Treasury showed that estimates of wages, salaries and supplements for Queensland had been substantially understated by the ABS for the four quarters of 1993-94.

        Following the release of the June quarter 1997 issue of SEE, analysis suggested that this under-recording of private sector gross earnings and private sector average earnings occurred in Queensland for seven quarters beginning September quarter 1993. An adjustment, based on a methodology described in the June quarter 1997 Queensland State Accounts, was applied to the ABS estimate of wages, salaries and supplements for this period to correct for this under-recording.

        Further recent analysis of SEE estimates of Queensland average earnings by the Office of the Government Statistician suggests that Queensland wages, salaries and supplements are again being under-estimated by the series published in the ABS National Accounts: National Income, Expenditure and Product (see Chart 10 below). In particular, the decline in the rate of growth in SEE average earnings is not supported by other evidence from the Queensland labour market in recent quarters. Further, the fall in the rate of growth in average earnings cannot be explained by compositional changes in the labour force. In view of this recurrent problem, the Office of the Government Statistician has re-estimated the wages, salaries and supplements series since the September quarter 1993. The methodology adopted by the Office of the Government Statistician applies the average of the annual changes in average weekly earnings and those of SEE average earnings to the movements in LFS wage and salary earners to estimate the Queensland compensation of employees series. From March 2002, the implied average earnings from the ABS's QEAS replaced the SEE average earnings in Office of the Government Statistician's methodology. Chart 11 shows the quarterly annual percentage changes in the revised Office of the Government Statistician's compensation of employees series, compared with the original ABS series.

        In March quarter 2003, the methodology for the estimates of compensation of employees was updated by including adjustments for the number of wage and salary earners not contributing to GSP. The result has been a lowering of the levels of compensation of employees and only slight changes in the profile of compensation of employees' growth in recent years.

Input-output tables

        The Queensland State Accounts and Queensland's State and regional input-output tables, which are also produced by the Office of the Government Statistician, have been developed in close association, so that these two components of the overall system of State accounts are congruent. An intention is to use the input-output tables to assist in the future reconciliation of the income and expenditure estimates of domestic production in the State, as well as the production based estimates when available.

Chart 10 Average Earnings, Queensland
(annual % change, quarterly)

Source:
ABS, Survey of Employment and Earnings (ABS 6248.0)
ABS, Average Weekly Earnings (ABS 6302.0)

Chart 11 Compensation of Employees, Queensland
(annual % change, quarterly)

Source:
ABS, Australian National Accounts: National Income, Expenditure and Product (ABS 5206.0)
Office of the Government Statistician, Queensland State Accounts

Seasonally adjusted and trend estimates

        In interpreting movement in quarterly time series, it is useful to recognise and take account of changes due to seasonal and other types of calendar influences. Seasonal effects usually reflect the influences of the seasons themselves, either directly (e.g. farm production) or indirectly, through activity related to them, such as social conventions (e.g. the incidence of holidays), or administrative practices (e.g. the timing of wage and salary payments). Other types of calendar variations may occur as a result of influences such as the number and composition of days in a calendar period, the accounting or the recording procedures adopted, or the incidence of moveable holidays such as Easter. For example, Easter can fall either in the March quarter, the June quarter, or in both quarters.

        Movements in a time series can be due to a complex interaction of up to six notional influences. These influences are:

•	the seasonal pattern which reflects the systematically recurring rise (fall) of the quarters;
•	the "trading day" pattern which reflects how the series systematically varies with changes in the composition of the quarters;
•	moving holiday impacts;
•	other systematic calendar related effects;
•	the trend which reflects the fundamental and long-term direction of the series; and
•	the residual/irregular influences which reflect the short-term erratic factors in the series.

        Statistical techniques may be used to evaluate the effects on normal and calendar influences operating on a series and to produce seasonally adjusted estimates by the removal of these influences. One of the most widely used seasonal adjustment methods is the X-11 variant of the Census Method 11 Seasonal Adjustment Program and its companion program X-11Q developed by the U.S. Bureau of the Census.

        The X-11Q procedure uses an iterative system of moving averages and linear regression techniques to obtain seasonal and other systematic calendar effects. For quarterly series, prior adjustments can be incorporated for moving holidays and trading day adjustments. However, in accordance with the methodology used by the ABS to adjust the Australian National Accounts, it was assumed that the trading day effects on quarterly State Accounts series are likely to be insignificant except in the case of private final consumption expenditure. At each estimation stage, the adverse effects of "extreme" movements are reduced to minimise distortion of extremes. Final estimates of the seasonal effects are combined and divided into the original data series to produce a seasonally adjusted series.

        Seasonal adjustment removes the estimated effects of seasonal and other types of calendar variations from the statistical series, so that the effects of other influences can be analysed. However, if a movement is due to short-term irregular factors and not the underlying trend, then the seasonally adjusted estimate may be deficient in estimating reliably the timing, level and turning points in economic activity. Whether a seasonally adjusted series is a good proxy of the trend or not, will depend on the relative contribution of the irregular component to the quarterly movements, compared with the trend contribution. The irregular nature of seasonally adjusted data is not a deficiency of the seasonal adjustment process, but simply reflects the irregular/residual influences present in the original data, as well as the trend component.

        Trend estimates may be produced by smoothing out these residual/irregular components of the seasonally adjusted series. The procedure used in the Queensland State Accounts is similar to that used by the ABS and outlined in their publication Information Paper: A Guide to Smoothing Time Series—Estimates of Trends. It is designed to minimise the distortion to trend level, turning point and timing, and is based on the seven term Henderson moving average in the case of quarterly series.

        The Henderson procedure is a symmetric moving average that is centred on a point in time. Consequently, there is no phase shift in the resulting smoothed series. However, there are insufficient observations available for the calculation of the last three quarters of a series, when using such a seven quarter moving average. To overcome this end-point problem, a surrogate moving average that approximates the desired symmetric moving average is used.

        Furthermore, in addition to the irregular phenomena of the real world, the effects of measurement errors contribute to the residual/irregular influences. For example, estimates produced from sample surveys can be affected by sampling error. Non-sampling errors may also be associated with series due to deficiencies or errors in reporting, processing and estimation. These measurement errors can also impact on the seasonal and trading day patterns. A smoothed seasonally adjusted or trend estimate will smooth these measurement errors and provide a better estimate of the fundamental trend. Another advantage of the Henderson moving average procedure is that if the seasonal process used has some deficiencies, such that there does remain some residual seasonality, for example some trading-day or some moving holiday variation in the adjusted data, then the trend smoothing process will also dampen their presence.

        On the other hand, moving averages used to derive trend estimates cannot distinguish between measurement error and actual irregular occurrences, and both types of irregular movements are smoothed. Thus, the effects of the airline pilot's dispute on the Queensland economy, which was largely concentrated on tourism activity (both imports and exports, as well as consumption expenditure) in December quarter 1989, is spread over a number of adjacent quarters in the trend estimate of gross state product.

        To produce smoothed seasonally adjusted estimates for Queensland State Accounts seasonal factors are obtained using the X-11Q procedure. In line with the ABS procedure for the adjustments of corresponding Australian series, no prior adjustments for trading day and moving holiday effects are incorporated into the X-11Q procedure. Separate current and chain volume measure seasonal factors are calculated for interstate and foreign imports and exports of tourism services, reflecting the seasonality in the implicit price deflators of these series.

        The Queensland State Accounts estimates are compiled by applying a seven term Henderson moving average, using the individual tailored end-weights based on the importance of the irregular variations relative to the movements in the trend of the corresponding Queensland components of the domestic production account. The rest of Australia estimates are derived by deconsolidation. The weights reflect the irregularity of the series being trended.

        Differences in the estimates and in assumptions and judgments made in the filtering procedure will result in the seasonally adjusted and trend estimates in the Queensland State Accounts being different to those produced and published by the Australian Bureau of Statistics.

Treatment of tourism activity

        It is useful to define and distinguish between the concepts of domestic and national economic transactions, and to consider the nature of a tourist agent. Put simply, the concept of domestic relates to transactions occurring within the confines of a domestic territory (that is, within political frontiers) regardless of who is involved in the transaction, whereas national relates to transactions undertaken by resident economic agents wherever these transactions occur. Thus a national concept may be more appropriate for a country which has a number of residents living and working abroad, or which owns and receives a substantial volume of income from investments in foreign countries.

        Given this, tourism transactions may be classified and defined. The World Tourist Organisation in The Determination of the Importance of Tourism as an Economic Activity within the Framework of the National Accounting System defines three concepts of tourism as follows:

•	International tourism: tourism in the country's domestic territory by non-resident tourism agents and in the rest of the world by resident tourism agents. International tourism as defined by the World Tourist Organisation includes two sub-categories: foreign tourism, i.e. tourism within the country's domestic territory by non-resident agents; and tourism abroad, i.e. tourism in the rest of the world by resident tourism agents.
•	Domestic tourism: tourism within the country's domestic territory by resident and non-resident tourism agents.
•	National tourism: tourism in the country's domestic territory and the rest of the world by resident tourism agents.

        The World Tourist Organisation also defines the type and nature of tourism agents (ignoring short-term tourists or excursionists) as follows:

•	Foreign visitors or visitors from outside the country:
Characteristically, visitors from outside the country:
1)    are non-resident agents in the country visited; and
2)    do not receive remuneration in the country visited.
Such visitors are defined as,
Persons not residing in the country, irrespective of nationality, who enter the country for purposes other than to earn remuneration in the country visited.
•
National tourists
Such persons are defined as:
Persons residing in the country, irrespective of nationality, who travel to a place situated within the country but other than their usual place of residence, for a period of at least twenty-four hours, or who spend at least one night there, for purposes other than to earn remuneration in the place visited. (In Australia, it is usual to include in this definition a requirement that a journey of at least 40km takes place.)
•
National visitors abroad
The two essential characteristics of such persons are that they:
1)    are resident agents travelling outside the domestic territory of their country of residence; and
2)    receive no remuneration in the country visited.
They are defined as follows:
Persons resident in the country, irrespective of nationality, travelling to one or more other countries for reasons other than earning remuneration in the country or countries visited.

        A critical point to note from these definitions is that tourist agents do not engage in activity outside their domestic territory (or in the case of excursionists, outside their neighbourhood), which could result in remuneration being earned. This means that they do not engage in productive activity. Nor do they engage in accumulation in the sense that they purchase capital goods for use in the country they are visiting, except possibly for the purchase of real estate (although this is more likely to be an investment transaction, rather than one relating to tourism). Tourism agents clearly are engaged in a consumption form of activity. That is, they purchase goods and services, such as clothing, souvenirs and minor household durables, which are consumed immediately and cannot be accumulated or used again in a subsequent time period.

        Accumulation transactions are defined by the World Tourist Organisation to be tourism gross fixed capital formation, and do not represent direct selling to tourists, but rather represent investment expenditure on physical assets which are used to provide facilities or infrastructure for tourists. However, these transactions can also be classified, more appropriately, by industries of sale or purchase (e.g. construction or recreation). If such expenditures are to be classified as tourism transactions, care must be taken to ensure that they are not double counted as investment expenditure by standard industries.

        The essential characteristics of tourism transactions are that they are both consumption transactions and balance of payments transactions (i.e. when tourism transactions involve foreigners, or agents from outside the domestic territory where the transactions take place). There are three basic types of tourism transaction: tourism exports, or sales to non-resident tourists within a domestic territory; tourism imports, or sales to resident tourists outside the domestic territory; internal tourism consumption expenditures, or sales to resident tourists within the domestic territory.

Notes on formulae used

  Changes

    Last quarter

    Change in a variable from one quarter to the next, e.g. the change from September quarter 2003 to December quarter 2003. This is only appropriate in the cases of seasonally adjusted and trend estimates. In the tables, this item is referred to as "quarterly percentage change".

    Same quarter last year

    Change in a variable from one quarter to the same quarter in the following year, e.g. the change from December quarter 2002 to December quarter 2003. This provides a measure of annual change. In the tables, this item is referred to as "annual percentage change—quarterly".

    Year average

    Change in a variable from one set of four continuous quarters to the same four quarters in the following year, e.g. the change from the sum or average of March quarter 2002, June quarter 2002, September quarter 2002 and December quarter 2002 to the sum or average of March quarter 2003, June quarter 2003, September quarter 2003 and December quarter 2003. This also provides a measure of annual change. This item is only contained in the summary tables.

    Contribution to growth

    The contribution of a component of an aggregate series to change in the aggregate from one period to another is give by the formula:

    where Ci,t is the percentage point contribution to the change in the aggregate series Pni=1Yi,t-1 from time period t-1 to time period t, caused by the change in the ith component of the aggregate series. Series calculated this way are referred to as "quarterly contribution to growth".

    It should be noted that contributions are also calculated for the change from time period t-4 to time period t. Series calculated this way are referred to as "annual contribution to growth—quarterly".

Definitions and source notes

        These definitions and notes have been constructed from the point of view of the Queensland State Accounts, rather than the Australian National Accounts; that is, they relate to the case of Queensland or to the rest of Australia, rather than the nation as a whole.

Chain Volume Measures

        The chain volume measures appearing in this issue are annually reweighed chained Laspeyres indexes referenced to the current price in a reference year, currently 2001-02 chained Laspeyres volume measures are compiled by linking together (compounding) movements in volumes, calculated by using the average prices of the previous financial year, and applying the compounded movements to the current price estimates of the reference year. Quarterly chain volume estimates are benchmarked to annual chain volume estimates, so that the quarterly estimates for a financial year sum to the corresponding annual estimate.

  Chain volume measures are not generally additive. They do not sum in total, in the way original current price components do. To minimise this impact, the ABS uses the year preceding the last full financial year as the reference year. This approach means that the chain volume measures are additive in the reference year (2001-02) and the quarters following the reference year. However, the chain volume measures are not additive in the quarters preceding the reference year.

Compensation of employees

  This term replaces the term "wages, salaries and supplements". Compensation of employees is the total remuneration, in cash or in kind, payable by an enterprise to an employee in return for work done by the latter during the accounting period.

  As indicated and shown in Chart 11 the Queensland State Accounts estimates of compensation of employees differ from those published in the Australian National Accounts, National Income, Expenditure and Product.

Gross operating surplus and gross mixed income

  Gross operating surplus is a measure of the surplus accruing to owners from processes of production before deducting any explicit or implicit interest charges, rent or other property income payable on financial assets required to carry on the production and before deducting consumption of fixed capital.

  Mixed income is the term reserved for the surplus accruing to owners of unincorporated enterprises from the process of production (as defined for gross operating surplus). It was previously described as gross operating surplus—unincorporated enterprises.

  The Office of the Government Statistician uses indicators of activity to estimate Queensland's share of the five components of Australia's gross operating surplus and mixed income. Since the March quarter 2001, State data from the ABS publication Business Indicators: Australia has been used to estimate these shares. These estimates are benchmarked to the annual ABS estimates contained in Australian National Accounts, State Accounts, 2002-03.

Gross State product at factor cost

  The sum of compensation of employees, gross operating surplus and gross mixed income.

Taxes less subsidies on production and imports

  This term replaces the term "indirect taxes less subsidies". It consists of "taxes less subsidies on products' and "other' taxes/subsidies on production. Taxes/subsidies on products are payable on goods and services when they are produced or sold by their producers and include taxes/subsidies and duties/subsidies on imports. Other taxes on production consist mainly of taxes on the ownership or use of land, building or other assets used in production, or labour employed or compensation of employees paid.

  The Queensland State Accounts estimate is compiled using data on State and local government taxes and subsidies on production and imports and an estimate of Commonwealth taxes and subsidies on production and imports levied in Queensland.

Statistical discrepancy (I) and (E)

  In line with the ABS practice, an explicit statistical discrepancy has been retained in the Queensland State Accounts. This discrepancy is allocated between the income and expenditure estimates to provide a unique measure of quarterly current gross state product. This is pro-rated from the national estimates to Queensland using gross state product. However, in the Queensland State Accounts the statistical discrepancy (E) has been recorded as a component of gross state expenditure and gross rest of Australia expenditure.

Gross State product

  In line with the ABS practice, there is only one measure of current and chain volume measure gross state product. This measure represents the simple average of expenditure (E) and income (I) measure of gross state product. In previous issues of the Queensland State Accounts, the income measure was used as the headline measure.

Household final consumption expenditure

  The sum of internal and external consumption expenditure.

  Differences between the Australian National Accounts, National Income, Expenditure and Product and the Queensland State Accounts are due primarily to differences in the estimates of net interstate and overseas expenditure by tourists.

Internal consumption expenditure

  Outlays, by State resident households and State resident producers of private non-profit services to households, on new durable and non-durable goods and services, less net sales of second-hand goods, within the domestic territory of the State.

  This is largely based on the ABS estimate in the Australian National Accounts, National Income, Expenditure and Product.

External consumption expenditure

  Outlays, by State resident households on new durable and non-durable goods and services outside the domestic territory of the State. These are expenditures by Queensland resident households engaged in tourism activity interstate or overseas.

  These estimates are formed from data contained in the Bureau of Tourism Research National Visitor Survey and the ABS Balance of Payments.

Private gross fixed capital formation

  The total value of private sector producers' acquisitions, less disposals of fixed assets during the accounting period plus certain additions to the value of non-produced assets realised by the production activity of institutional units.

  This is formed by the addition of the components of private investment: dwellings construction, other buildings and structures construction, machinery and equipment, livestock, intangible fixed assets and ownership transfer costs. Definitions of these components may be found in ABS Information Paper, Implementation of Revised International Standards in the Australian National Accounts.

  Estimates of these components are generally taken from the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product.

General government final consumption expenditure

  Net expenditure on goods and services by government authorities, except those classified as public enterprises, which does not result in the creation of fixed assets or inventories or in the acquisition of land and existing buildings or second-hand assets. Expenditure on defence assets that are used in a similar fashion to civilian assets is now classified as gross fixed capital formation. Expenditure on weapons of destruction and weapon delivery systems is still classified as final consumption expenditure.

  Estimates of these components are generally taken from the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product apart from 1999-2000 due to, the Office of the Government Statistician treating differently from the ABS the $1.2 billion abnormal return on QSuper trust assets in the current price estimate of government final consumption expenditure.

General government gross fixed capital formation

  Expenditure on new fixed assets plus net expenditure on second-hand assets whether for additions or replacements (other than weapons of destruction and weapon delivery systems).

  Estimates of these components are generally taken from the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product, apart from the past four quarters where revised data in State government capital formation was used.

Public enterprises gross fixed capital formation

  Expenditure on new fixed assets plus net expenditure on second-hand fixed assets and including both additions and replacements.

  Estimates of these components are generally taken from the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product, apart for the past four quarters. This reflects revised data on capital formation by State public enterprises.

  Adjustment to the seasonal adjustment process are made to account for the Sale of Tarong North power station in September quarter 2003 and the transfer of the Suncorp Stadium in June 2003.

Changes in inventories

  This term replaces the existing term "stocks". Inventories consist of materials and supplies, work-in-progress, finished goods and goods for resale, and includes all inventories held by government.

  Estimates of these components are made by allocating the national inventory activity identified in the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product to Queensland.

Gross state expenditure

  The sum of household final consumption expenditure, general government final consumption expenditure, private gross fixed capital formation, public enterprises gross fixed capital formation, general government gross fixed capital formation, change in inventories and the statistical discrepancy (E).

Exports of goods and services, overseas

  Sum of exports of goods overseas and exports of services overseas.

Exports of goods, overseas

  All transfers of ownership of goods from Queensland residents to residents of overseas countries.

  Prior to the September quarter 1988, estimates in current prices were obtained from the ABS by broad commodity group. The chain volume measures are calculated by deflating the commodity group using national implicit price deflators. From September quarter 1988 the State current price series are obtained from the ABS Foreign Trade by two digit Standard International Trade Classification (SITC). Prior to the September quarter 1993, the State chain volume measure is estimated using national two digit SITC implicit price deflators. From September quarter 1993, the State chain volume measure is estimated using Queensland two digit SITC implicit price deflators.

Exports of services, less tourism services, overseas

  Sales of services provided by Queensland resident producers to residents of overseas countries, excluding sales to overseas residents visiting Queensland for tourism purposes.

  This is estimated for Queensland by calculating its share from the ABS Balance of Payments.

Exports of tourism services, overseas

  Sales of services provided by Queensland resident producers to residents of overseas countries visiting Queensland for the purpose of holiday or visiting friends or relatives.

  This is estimated using data from the BTR International Visitor Survey and ABS Overseas Arrivals and Departures 3401.0.

Exports of goods and services, interstate

  Sum of exports of goods interstate and exports of services interstate.

Exports of goods and services, less tourism services, interstate

  The sum of the transfers of ownership of goods from Queensland residents to residents of other States, and the sales of services provided by Queensland resident producers to residents of other States, excluding sales to residents of other States visiting Queensland for tourism purposes.

  This is estimated from the ABS Interstate Trade Survey. Exports of goods are estimated by broad commodity group.

Exports of tourism services, interstate

  Sales of services provided by Queensland resident producers to residents of other States visiting Queensland for the purpose of holiday or visiting friends and relatives.

  This is estimated using a combination of results from the BTR National Visitor Survey, and BTR Domestic Tourism Monitor, expenditure figures derived using a combination of the Domestic Tourism Expenditure Surveys (1982, 1992), and Queensland Travel and Tourism Corporation's Queensland Visitors Survey.

Imports of goods and services, overseas

  Sum of imports of goods overseas and imports of services overseas.

Imports of goods, overseas

  All transfers of ownership of goods from residents of overseas countries to Queensland residents.

  Prior to September quarter 1988, estimates in current prices were obtained from the ABS by broad commodity group. The chain volume measures are calculated by deflating the commodity group using national implicit price deflators. From September quarter 1988, the State current price series are obtained from the ABS Foreign Trade by two digit SITC. The chain volume measure is estimated using the national two-digit SITC implicit price deflator.

Imports of services, less tourism services, overseas

  Sales of services provided by residents of overseas countries to Queensland residents, excluding sales to Queensland residents visiting overseas countries for tourism purposes.

  This is estimated for Queensland by calculating its share from the ABS Balance of Payments.

Imports of tourism services, overseas

  Sales of services provided by residents of overseas countries to Queensland residents, visiting overseas countries for tourism purposes.

  This is estimated for Queensland by calculating its share from the ABS Balance of Payments.

Imports of goods and services, interstate

  Sum of imports of goods interstate and imports of services interstate.

Imports of goods and services, less tourism services, interstate

  The sum of the transfers of ownership of goods from residents of other states to Queensland residents, and the sales of services provided by residents of other states to Queensland residents, excluding sales to Queensland residents visiting those other states for tourism purposes. This is estimated from the ABS Interstate Trade Survey. The imports of goods are estimated by broad commodity group.

Imports of tourism services, interstate

  Sales of services provided by resident producers of other states to Queensland residents visiting those other states for tourism purposes.

  This is estimated using a combination of results from the Bureau of Tourism Research's National Visitor's Survey and expenditure figures derived using a combination of the Domestic Tourism Expenditure Surveys (1982, 1992) and the former Queensland Travel and Tourism Corporation's Queensland Visitor Survey.

Expenditure on gross state product

  The sum of gross state expenditure and exports of goods and services, less imports of goods and services.

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December quarter 2003—Main Features
Chart 1 Gross State Product
Chart 2 Household Final Consumption Expenditure
Dwelling Investment
Chart 3 Dwelling Investment
Chart 4 Business Investment (quarterly % change, CVM, trend)
Chart 5 Public Final Demand (quarterly % change, CVM, trend)
Chart 6 Gross State/Rest of Australia Expenditure (quarterly % change, CVM, trend)
Net Exports
Chart 7 Net Exports (quarterly % point contribution, CVM, trend)
Chart 8 Contribution to Growth, Queensland (quarterly % point contribution, CVM, trend)
Chart 9 Contribution to Growth, Rest of Australia (quarterly % point contribution, CVM, trend)
Table II
Table III
Table IV
Table V
Queensland State Accounts, December Quarter 2003
List of Tables
EXPLANATORY NOTES
Chart 10 Average Earnings, Queensland (annual % change, quarterly)
Chart 11 Compensation of Employees, Queensland (annual % change, quarterly)